Exhibit 99.1

Contact:
Jennifer Flachman
Media and Public Relations Director
(602) 263-6194
jennifer_flachman@uhaul.com

FOR IMMEDIATE RELEASE

October 15, 2002

AMERCO Retains Crossroads, LLP to Advise on Financial Initiatives

         Reno, Nev — AMERCO, parent company of U-Haul International, Inc., the leader in the do-it-yourself moving and self storage industry announced today that it has retained Crossroads, LLC as its financial advisor to assist in assessing its strategic alternatives as the Company moves to strengthen its financial position. Crossroads is a nationally renown consulting firm specializing in financial restructuring.

         “AMERCO is an extremely asset-rich Company that fell victim to tight capital markets and was forced to repay rather than refinance its loan commitments during its first quarter-ended June 30, 2002. We are now in the process of recapitalizing our balance sheet. Meanwhile, earnings continue to rise,” stated Gary Horton, Chief Financial Officer.

         As part of the Company’s strategic plan, it has elected to enter into negotiations to restructure certain of its debt. While the Company works to recapitalize its balance sheet, it has elected to temporarily suspend the October 15, 2002 payment of its Series 1997-C Bond Backed Asset Trust. The Company also intends to refinance its 3-year Credit Agreement.

         “Customer demand for U-Haul products and services is greater than ever. The Company is experiencing another year of record rental transactions. While we are taking advantage of this opportunity to recapitalize our balance sheet, we continue to make our interest payments to our banks as we have for over 50 years, and it will be business as usual for our customers, employees, dealer network and service providers, stated Joe Shoen, Chief Executive Officer.

         Providing quality products and services to families that rely on U-Haul has been the drumbeat by which this company has marched for over 57 years. I have the utmost confidence in the work underway that supports AMERCO’s plan to recapitalize,” declared Shoen.

         AMERCO is the parent company of U-Haul International, Inc., Republic Western Insurance Company, Oxford Life Insurance Company and Amerco Real Estate Company. For more information about AMERCO, visit www.uhaul.com.

         Certain of the statements made in this press release regarding our business constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995 and certain factors could cause actual results to differ materially from those projected.

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